                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE           CONTACTS:               Media:    Caroline Free
October 12, 1998                                                 (214) 953-8478
                                                              cfree@amresco.com

                                       Investors and Analysts:       Tom Andrus
                                                                 (214) 953-7704
                                                           investor@amresco.com


          AMRESCO ANNOUNCES $936 MILLION COMMERCIAL MORTGAGE LOAN SALE

         DALLAS - AMRESCO (Nasdaq: AMMB) announced today that it has completed the sale of $936 million in commercial mortgage loans. The cash proceeds from the sale were used to payoff the warehouse facility used to finance the mortgage loans, with the remainder used for other corporate needs.

         In conjunction with this transaction, AMRESCO has closed its hedge position related to the mortgages and thereby has eliminated the potential for future margin calls related to these hedges and mortgage loans. The gain resulting from the loan sale was offset by hedging losses, resulting in a $35.8 million net loss.

         "This transaction substantially reduces the size of our balance sheet, strengthens our liquidity position and reduces the risk associated with carrying commercial mortgages in the current difficult market environment," said Robert
H. Lutz, Jr., chairman and CEO of AMRESCO.

         Earnings per share for the recently completed third quarter are expected to be nominal, ranging from $0.00 to $0.03 per fully diluted share. This level of profitability reflects the mark to market of the company's entire commercial mortgage portfolio at quarter end, including unfunded commitments. AMRESCO expects to provide a full earnings release on October 20, 1998.

         AMRESCO, INC. is a diversified financial services company specializing in commercial and residential real estate and home equity lending; asset management workout services; and commercial finance. The company is headquartered in Dallas and has offices nationwide as well as internationally in Canada, United Kingdom and Mexico. For more information about AMRESCO, visit the web site at www.amresco.com.

                                      # # #